Ex. 99.28(h)(9)(xvi)

Amendment to

Management Fee Waiver Agreement

Between JNL Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL Series Trust (the “Trust”), on behalf of the funds listed on Schedule A (each a “Fund,” and collectively, the “Funds”), and Jackson National Asset Management, LLC (the “Adviser”).

Whereas, the Trust and the Adviser (the “Parties”) entered into a Management Fee Waiver Agreement dated April 30, 2012 (the “Agreement”), whereby the Adviser agreed to waive, for each Fund listed on Schedule A, a portion of its advisory fee, in the amounts listed on Schedule A, as it may be amended and approved by the Board of Trustees of the Trust (the “Board”), from time to time.

Whereas, the Board has approved, and the Parties have agreed, to amend Schedule A of the Agreement, to add a fee waiver for the JNL/Franklin Templeton Growth Allocation Fund, and to amend the fee waivers for each of the following funds, effective April 27, 2020:

1)	JNL/Vanguard Global Bond Market Index Fund;
2)	JNL/Vanguard International Stock Market Index Fund;
3)	JNL/Vanguard U.S. Stock Market Index Fund;
4)	JNL/Vanguard Growth ETF Allocation Fund*;
5)	JNL/Vanguard Moderate ETF Allocation Fund*; and
6)	JNL/Vanguard Moderate Growth ETF Allocation Fund*.

*

The amended fee waiver for each of these three funds eliminates the waiver. Therefore, these three funds will be removed from Schedule A.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced, in its entirety, with Schedule A dated April 27, 2020, attached hereto.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 27, 2020.

JNL Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A

Dated April 27, 2020

Fund	Fee Waiver [1]
JNL S&P 500 Index Fund	0.17% on all assets
JNL/AQR Large Cap Relaxed Constraint Equity Fund	Assets between $500 million and $1 billion – 0.025%; and Assets over $1 billion – 0.05%
JNL/DFA Growth Allocation Fund	0.05% on all assets[2]
JNL/DFA Moderate Growth Allocation Fund	0.05% on all assets[2]
JNL/Franklin Templeton Growth Allocation Fund	Varies[3]
JNL/JPMorgan Global Allocation Fund	Varies[4]
JNL/Vanguard Global Bond Market Index Fund	0.06% on all assets
JNL/Vanguard International Stock Market Index Fund	0.03% on all assets
JNL/Vanguard U.S. Stock Market Index Fund	0.04% on all assets

[1]	These waivers shall have an initial term expiring one year from the date of this Agreement for each Fund (the “Initial Term”). The Adviser may extend this Agreement for each Fund before the expiration of the Initial Term, which extension shall automatically be effective for a term ending April 30th of the following year, and thereafter this Agreement shall automatically renew upon the end of the then current term for a new one-year term with respect to each Fund unless the Adviser provides written notice of the termination of this Agreement to the Board of Trustees within 30 days prior to the end of the then current term for that Fund.

[2]	JNAM has also contractually agreed to waive a portion of the Fund’s management fee in the event the total acquired fund fees and expenses from the Fund’s investment in the JNL/DFA International Core Equity Fund (Fund A) exceed total acquired fund fees and expenses had the Fund invested in the DFA International Core Equity Fund (Fund B), a similarly managed strategy of the Fund. The waiver will be computed by multiplying the Fund’s underlying investments in Fund A by the difference in acquired fund fees and expenses between Fund A and Fund B.

[3]	JNAM has contractually agreed to waive a varying portion of its management fee in an amount equivalent to 100% of the net advisory fees payable to an affiliate of the sub-adviser attributable to the Fund’s investment in shares of any Franklin Templeton fund held in the Fund’s portfolio, which will be excluded from the Fund’s total assets in calculating the sub-advisory fees payable to the Sub-Adviser.

[4]	JNAM has contractually agreed to waive a varying portion of its management fee in an amount equivalent to the Acquired Funds Fees and Expenses (“AFFE”) attributable to the Fund’s investment in funds managed by the Sub-Adviser, J.P. Morgan Investment Management Inc. (each a “JPMorgan Underlying Fund”). The AFFE for each JPMorgan Underlying Fund is the “Total Annual Fund Operating Expenses after Fee Waivers and/or Expense Reimbursements” disclosed in the current prospectus for each JPMorgan Underlying Fund.

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